Exhibit 8.2

[Letterhead of Jones Day]

[                ], 2018

Fairmount Santrol Holdings Inc.

8834 Mayfield Road

Chesterland, Ohio 44026

Attn: [Name], [Title]

Ladies and Gentlemen:

We have acted as counsel to Fairmount Santrol Holdings Inc., a Delaware corporation (“Fairmount Santrol”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 11, 2017, by and among SCR-Sibelco NV, a privately-owned Belgian company (“Sibelco”), Unimin Corporation, a Delaware corporation (“Unimin”), Bison Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Unimin (“Merger Sub”), Bison Merger Sub I, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Unimin (“Merger Sub LLC,” and together with Merger Sub, the “Merger Subs”) and Fairmount Santrol.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Fairmount Santrol, with Fairmount Santrol surviving (the “Merger”), and immediately thereafter, Fairmount Santrol will merge with and into Merger Sub LLC, with Merger Sub LLC surviving (the “Second Merger” and together with the Merger, the “Mergers”). The Mergers and certain other related transactions and matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Unimin, which includes the information/proxy statement-prospectus relating to the Mergers (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Mergers will be effective pursuant to the laws of the state of Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Proxy Statement-Prospectus, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach, or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Second Merger (the “Second Effective Time”) of the statements, representations and warranties made by Sibelco, Unimin, Merger Sub, Merger Sub LLC, and Fairmount Santrol in the Merger Agreement and the Proxy Statement-Prospectus; (iii) the continuing truth and accuracy at all times through the Second Effective Time of the officer’s certificates and Representation Letters

Fairmount Santrol Holdings Inc.

[                ], 2018

(as defined in the Merger Agreement) provided and to be provided by Sibelco, Unimin, Merger Sub, Merger Sub LLC, and Fairmount Santrol; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Unimin, Merger Sub, Merger Sub LLC, or Fairmount Santrol or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Second Effective Time, without such qualification. This opinion addresses only U.S. federal income tax consequences to certain holders of common stock of Fairmount Santrol that exchange their shares of such common stock for Merger Consideration (as defined in the Merger Agreement).

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we are of the opinion that the description set forth under the caption “Material United States Federal Income Tax Consequences of the Transaction” in the Registration Statement correctly describes, as of the date hereof, the material aspects of the U.S. federal income tax treatment of the Mergers and holders of common stock of Fairmount Santrol that exchange their shares of such common stock for Merger Consideration (as defined in the Merger Agreement).

This opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date of the Registration Statement. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various U.S. state or local or non-U.S. tax consequences that may result from the Mergers or the other transactions or matters contemplated by the Merger Agreement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Mergers or other transactions contemplated by the Merger Agreement except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Mergers, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,